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                              IMPORTANT REMINDER
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                                February 2, 2000
                             AIM FLOATING RATE FUND
                        Special Meeting of Shareholders
                    to be held on Friday, February 25, 2000



     Dear Shareholder:

     Recently we distributed proxy material regarding the Special Meeting of Shareholders for the AIM Floating Rate Fund (the "Fund") scheduled to take place on FRIDAY, FEBRUARY 25, 2000. The Fund's records indicate that we have not yet received your voting instructions. Please take a few moments to cast your vote in order to reduce the need for additional solicitation efforts or costly meeting adjournments. If you do not plan to attend the Meeting, we need to receive your vote prior to the Meeting on Friday, February 25, 2000.

     The Fund is seeking your approval of two proposals relating to the restructuring of the Fund, as well as two more routine proposals. Since its inception in 1997, the Fund has grown to well over $400 million in net assets. Despite this impressive growth, the Board of Directors of the Fund (the "Board") believes that additional improvements to the Fund could benefit Fund shareholders. For example, the Fund currently offers a single class of shares to investors. In accordance with recent regulatory developments, the Fund, if it reorganizes, could offer investors a choice of shares similar to the choices available to shareholders in open-end funds. For more information regarding these proposals, please refer to the proxy statement previously mailed to you or call Shareholder Communications Corporation, the Fund's proxy solicitation agent at 1-800-786-5285.

     AFTER CAREFUL CONSIDERATION, THE BOARD HAS UNANIMOUSLY APPROVED EACH PROPOSAL. THE BOARD BELIEVES THAT THESE CHANGES WILL BENEFIT THE FUND AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR EACH PROPOSAL.

     For your convenience, we have established four easy methods for you to vote:

     1.  BY INTERNET:    Visit the website  http://www.aimfunds.com and enter
                         the 12-digit control number found on your proxy card.

     2.  BY PHONE:       Call 1-800-786-5285.  Representatives are available
         ---------       to take your vote Monday through Friday between
                         9 a.m. and 11 p.m. and Saturday, noon to 6 p.m.
                         Eastern Time.

     3.  BY FAX:         Complete the enclosed proxy card and fax it to
         -------         us toll-free at 1-800-733-1885, any time.

     4.  BY MAIL:        Complete the  enclosed  proxy card and return it in
         --------        the enclosed postage-paid  envelope.  Please  utilize
                         this option only if methods one, two and three are not available, since there is no guarantee that your vote will be received in time for the Meeting.


                 REMEMBER, YOUR VOTE COUNTS. PLEASE VOTE TODAY!

Thank you for your cooperation.